CONFIDENTIAL

EXHIBT 10.1

VivoSim Labs, Inc.

11555 Sorrento Valley Road, Suite 100

San Diego, CA 92121

July 25, 2025

Tony Lialin

[...***...]

RE: Offer Letter

Dear Tony:

On behalf of VivoSim Labs, Inc., and its subsidiaries, including, without limitation, namely Organovo Inc. and VivoSim, Inc. (“Company”), it is a great pleasure to extend you an offer of full-time employment as Chief Commercial Officer, contingent on approval of the Company’s Board of Directors (“Board”), reporting to Keith Murphy, Executive Chairman. In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our exciting team. We are pleased to offer you the following:

Salary: Your base salary for this exempt position will be $360,000 per year, paid bi-weekly and subject to deductions and income tax withholding as required by law or the policies of the Company. Future increases will be considered by the Compensation Committee in its review or executive compensation. You will be considered an exempt employee. Any future increases will be awarded on an annual basis based upon performance.

Bonus: You are eligible to participate in the Company’s Bonus Plan, with a target incentive of up to 40% of the portion of your annual base salary actually paid by Company; however, the actual bonus received will be based upon the Company’s performance and the achievement of both corporate and individual goals each fiscal year. Bonus payments will be subject to required deductions and withholdings and are calculated as a proportion of annual W-2 earnings. The Company’s Compensation Committee shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph, and if so, the amount of any such bonus.

At the Company, our salary merit increases, potential bonus amounts, and annual equity grants are based upon the assumption that an employee has provided services to the Company for the entire fiscal year. Therefore, if you join the Company at any time between April 1st and March 31st of any fiscal year, your potential salary merit increase, potential bonus, and equity grants, if any are awarded, will be

CONFIDENTIAL

prorated for the actual amount of service you provide during the fiscal year. If you join the Company in the fourth quarter of the Company’s fiscal year (between Jan 1st and March 31st), you will not be eligible to participate in the annual performance review cycle for that fiscal year, and will not receive any salary increase, bonus, or equity increases in that fiscal year.

Signing Bonus: Should you accept the employment offer, the Company will offer you a signing bonus fee in the amount of $10,000.

Equity Package: In addition, we are pleased to offer you 40,000 (forty thousand) stock option shares, subject to approval by the Board’s Compensation Committee. One-fourth (1/4th) of the shares will vest one year from the Vesting Commencement Date, which will be set by the Board when the shares are granted and the remainder on a quarterly basis thereafter over a period totaling four years from the Vesting Commencement Date, subject to your continuous service through such date, and subject to the terms and conditions of the Company’s Amended & Restated 2022 Equity Incentive Plan.

Benefits: The Company provides eligibility for group medical, dental and vision insurance plans for employees and their dependents if you devote at least twenty (20) hours per week on average to the Company.

Should you be eligible for and accept the Company’s offer, medical benefits become effective on the first of the month following date of hire. The Company also has a 401(k) retirement plan with a company specified match, and a Section 125 plan allowing employees to have a health care spending account and a dependent care spending account. These latter items allow employees to make contributions with pre-tax dollars. Finally, the Company also offers long term disability, accidental death & dismemberment and life insurance (at one times your annual base salary) fully paid for by the Company.

Time Off: Instead of providing a fixed number of vacation days in a given year, the Company permits employees the flexibility to take time off with pay for reasonable rest and relaxation at their discretion, subject to the Company’s needs, the specific duties and expectations of each employee’s position within the company, and receiving supervisor pre-approval. We also offer eight (8) paid holidays and Sick Leave Benefits.

Employees are eligible for sick leave beginning on the first day of employment and the Company provides up to 40 hours of paid sick leave annually, renewing January 1 each year.

Start Date: Should you find our offer attractive, we would like your official start date to be August 11, 2025.

This employment offer is contingent upon you signing our Employee Confidentiality Agreement providing legally required evidence of your right to work in the United States as well as the Company’s successful completion of your references and background check. In consideration of your employment, you also agree to conform to the policies and standards of the Company.

Your employment will be “at-will” and either party may terminate the relationship at any time with or without cause and with or without notice.

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By your signature below, you acknowledge that you will be an exempt employee and this offer letter supersedes any prior Offer Letters provided to you by the Company, and represents the entire agreement between you and the Company, and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company. Any additions or modifications of these terms must be in writing and signed by you and the Company’s Executive Chairman. On the first day of employment, you will be required to provide the Company with the legally required proof of your identity and authorization to work in the United States.

We hope that you'll accept this offer and look forward to welcoming you aboard! Please feel free to contact me if you have any questions.

Sincerely, /s/ Keith Murphy
Keith Murphy Executive Chairman

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To accept this job offer:

•
Sign and date this job offer letter where indicated below.

Return a signed and dated document back within 3 days of the date of this letter. A copy of the document should be retained for your records. The document should be scanned and returned electronically to [...***...].

Accept Job Offer

By signing and dating this offer letter, I, Tony Lialin, accept this offer of employment from the Company.

Signature: /s/ Tony Lialin Date: 7/25/2025